EXHIBIT 99.1

Arbutus Reports Fourth Quarter and Year End 2025 Financial Results and Provides Corporate Update

Strong financial position with cash, cash equivalents and marketable securities of $91.5M as of December 2025

$2.25B Moderna global settlement for infringement of lipid nanoparticle (LNP) delivery technology represents significant outcome for Arbutus and Genevant

Two additional patients from Phase 2a clinical trials of imdusiran achieve functional cure

Milestone payment received under Alnylam LNP license for product candidate to treat hepatocellular carcinoma (HCC)

WARMINSTER, Pa., March 23, 2026 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported fourth quarter and year end 2025 financial results and provided a corporate update.

“We delivered another strong quarter, maintaining a disciplined approach to capital allocation and a continued focus on maximizing our cash runway,” said Lindsay Androski, President and CEO of Arbutus. “I am thrilled to announce that two additional patients from our Phase 2a trials of imdusiran have achieved functional cure in chronic hepatitis B (“cHBV”), and am pleased with our team’s continuing progress on our cHBV programs.”

LNP Litigation

  On March 3, 2026, Arbutus, along with its exclusive licensee, Genevant Sciences (“Genevant”), entered into a settlement agreement to resolve all global patent infringement litigation and patent revocation proceedings involving Moderna. As part of the settlement, Moderna will pay Arbutus and Genevant $950 million upfront in July 2026 (“Noncontingent Settlement Payment”) and an additional $1.3 billion contingent upon an appellate ruling that 28 U.S.C. §1498 (“Section 1498”) does not bar Arbutus’ and Genevant’s claims against Moderna for patent infringement, except as to doses characterized by the district court as having gone to U.S. government employees. In asserting that defense, Moderna argued that Section 1498 applies such that U.S. taxpayers should assume liability for its infringement of Arbutus’ and Genevant’s patents for sales made under one of its government contracts. Moderna has also consented to entry of a judgment of infringement and of no invalidity of four Arbutus/Genevant patents. For more information about the terms and conditions of the settlement with Moderna, including the contingent payment, please refer to Arbutus’ Annual Report on Form 10-K filed with the SEC on March 20, 2026. Under the Company’s license with Genevant, the Company is entitled to receive, after deduction of litigation costs, 20% of the Noncontingent Settlement Payment. In addition, the Company owns approximately 16% of the outstanding common equity of Genevant.
  Arbutus continues to consult closely with and support Genevant to protect and defend Arbutus’ intellectual property, which is the subject of an on-going lawsuit against Pfizer/BioNTech. The Company, together with Genevant, is seeking fair compensation for use of Arbutus’ patented lipid nanoparticle (“LNP”) technology that was developed with great effort and at a great expense, and without which Pfizer/BioNTech’s COVID-19 vaccines would not have been successful. The claim construction hearing for the lawsuit against Pfizer/BioNTech occurred in December 2024, and the court issued a claim construction ruling in September 2025, which construed the disputed claim terms in a manner the Company generally considers to be favorable. The parties are awaiting further scheduling in the litigation.

Corporate Updates

  Two additional patients from the Company’s Phase 2a clinical trials of imdusiran achieved functional cure, making a total of 10 patients to date that have achieved functional cure during Phase 2a clinical trials and long-term follow-up. Two of these functionally cured patients seroreverted during long-term follow-up, but remain virally suppressed and off nucleos(t)ide analogue (“NA”) therapy.
  In December 2025, the Company recognized revenue of $0.5 million following the achievement of a contractual milestone related to Alnylam’s use of the Company’s proprietary LNP technology in an additional product candidate to treat hepatocellular carcinoma (HCC), underscoring the important role the Company’s LNP technology plays in the delivery of nucleic acids to the body. Payment was received in January 2026.
  In connection with payments the Company expects to receive under the Moderna settlement, the Company is currently evaluating a return of capital to its shareholders in the third quarter of calendar year 2026, following the receipt of its portion of the noncontingent lump sum payment from Moderna.

Financial Results

Cash, Cash Equivalents and Investments

As of December 31, 2025, the Company had cash, cash equivalents and investments in marketable securities of $91.5 million compared to $122.6 million as of December 31, 2024. During the year ended December 31, 2025, the Company used $39.6 million in operating activities, which included one-time payments related to its restructuring efforts. This was partially offset by $5.5 million of proceeds from the exercise of stock options.

Revenue

Total revenue was $14.1 million for the year ended December 31, 2025, compared to $6.2 million for the same period in 2024. The increase of $7.9 million was due to the recognition of all previously-deferred revenue as a result of the conclusion of the Company’s strategic partnership with Qilu Pharmaceutical, partially offset by a decrease in license royalty revenues due to a decline in Alnylam’s sales of ONPATTRO.

Operating Expenses

Research and development expenses were $25.2 million for the year ended December 31, 2025, compared to $54.0 million for the same period in 2024. The decrease of $28.8 million was due primarily to cost savings from the Company’s decisions to streamline the organization to focus its efforts on advancing the clinical development of imdusiran and AB-101, which included ceasing all discovery efforts, discontinuing its IM-PROVE III clinical trial, and right-sizing the Company’s workforce.

General and administrative expenses were $15.9 million for the year ended December 31, 2025, compared to $22.1 million for the same period in 2024. This decrease was due primarily to cost-cutting efforts by the Company, which drove reductions in employee compensation-related expenses and legal fees.

Restructuring costs for the year ended December 31, 2025 were $12.9 million, and all remaining restructuring-related payments are expected to be made by the first quarter of 2026.

Net Loss

For the year ended December 31, 2025, the Company’s net loss was $33.5 million, or a loss of $0.17 per basic and diluted common share, as compared to a net loss of $69.9 million, or a loss of $0.38 per basic and diluted common share, for the quarter ended December 31, 2024.

Outstanding Shares

As of December 31, 2025, the Company had 192.5 million common shares issued and outstanding, as well as 14.0 million stock options and unvested restricted stock units outstanding.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS (in thousands, except share and per share data)

	Year ended December 31,
	2025	2024
Revenue
Collaborations and licenses	$12,601	$3,919
Non-cash royalty revenue	1,482	2,252
Total revenue	14,083	6,171
Operating expenses
Research and development	25,241	54,037
General and administrative	15,893	22,108
Change in fair value of contingent consideration	(1,830)	2,625
Restructuring costs	12,939	3,720
Total operating expenses	52,243	82,490
Loss from operations	(38,160)	(76,319)
Other income
Interest income	4,068	6,585
Gain on sale of property and equipment	674	—
Interest expense	(97)	(137)
Foreign exchange gain / (loss)	14	(49)
Total other income	4,659	6,399
Net loss	$(33,501)	$(69,920)
Net loss per common share
Basic and diluted	$(0.17)	$(0.38)
Weighted average number of common shares
Basic and diluted	191,599,600	185,608,874

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities, current	$91,471	$122,623
Accounts receivable and other current assets	2,985	4,693
Total current assets	94,456	127,316
Property and equipment, net of accumulated depreciation and impairment	32	3,309
Right of use asset	—	1,048
Other non-current assets	130	34
Total assets	$94,618	$131,707

Accounts payable and accrued liabilities	$5,459	$7,564
Deferred license revenue, current	—	7,571
Lease liability, current	547	483
Total current liabilities	6,006	15,618
Liability related to sale of future royalties	3,442	4,829
Deferred license revenue, non-current	—	2,863
Contingent consideration	8,395	10,225
Lease liability, non-current	199	806
Total stockholders' equity	76,576	97,366
Total liabilities and stockholders' equity	$94,618	$131,707

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year ended December 31,
	2025	2024
Net loss	$(33,501)	$(69,920)
Non-cash items	3,887	7,899
Change in deferred license revenue	(10,434)	(1,357)
Other changes in working capital	411	(1,472)
Net cash used in operating activities	(39,637)	(64,850)
Net cash provided by investing activities	15,580	22,948
Issuance of common shares pursuant to the Open Market Sale Agreement	—	44,123
Cash provided by other financing activities	5,721	7,873
Net cash provided by financing activities	5,721	51,996
Effect of foreign exchange rate changes on cash and cash equivalents	14	(49)
(Decrease) / increase in cash and cash equivalents	(18,322)	10,045
Cash and cash equivalents, beginning of period	36,330	26,285
Cash and cash equivalents, end of period	18,008	36,330
Investments in marketable securities	73,463	86,293
Cash, cash equivalents and investments, end of period	$91,471	$122,623

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens, including hepatitis B surface antigen (“HBsAg”), which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (“GalNAc”) delivery technology enabling subcutaneous delivery. In Arbutus’ Phase 2a clinical trials, eight patients with cHBV achieved functional cure following treatment with imdusiran and NA therapy in combination with either pegylated interferon alfa-2a or low dose nivolumab plus an immunotherapeutic, with six out of the eight patients continuing to sustain functional cure for over two years. An additional 41 patients across the Company’s Phase 2a clinical trials were able to remain off NA therapy for at least 48 weeks during their Phase 2a clinical trials following treatment with imdusiran. Two additional patients who discontinued NA therapy in their Phase 2a clinical trials have now achieved functional cure during their participation in long-term follow-up. Functional cure is defined as sustained HBsAg seroclearance and hepatitis B virus deoxyribonucleic acid (“HBV DNA”) less than the lower limit of quantification after 24 weeks off treatment, with or without anti-hepatitis B surface antibodies. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and HBV DNA.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by hepatitis B virus (“HBV”). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the potential to lead to a functional cure for HBV and/or the discontinuation of HBV therapies after treatment with Arbutus’ product candidates; the durability of clinical benefits from Arbutus’ product candidates; the potential for Arbutus’ product candidates to achieve success in clinical trials; Arbutus’ pipeline and development plans for its cHBV programs; Arbutus’ plans with respect to ongoing patent litigation matters, including the expected timing thereof and the settlement of the Moderna litigation; and Arbutus’ evaluation of a potential return of capital to its shareholders.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com